UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Meridian Bioscience, Inc.

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MERIDIAN BIOSCIENCE, INC.
3471 River Hills Drive
Cincinnati, Ohio 45244
www.meridianbioscience.com
Notice of Annual Meeting
and Proxy Statement
Dear Shareholder:
Our Annual Meeting of Shareholders will be held at 2:00 p.m. on January 20, 2011 at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, OH 45245. We hope you will attend.
At the meeting, you will hear a report on our operations and have a chance to meet your Directors and Executive Officers.
This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our Director candidates.
We are pleased to once again take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. We believe that this process will allow us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Whether or not you plan to attend the meeting, please cast your proxy vote promptly, either on-line, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

Sincerely yours,
/s/ William J. Motto
William J. Motto
Executive Chairman of the Board

December 8, 2010

NOTICE OF ANNUAL MEETING
OF
SHAREHOLDERS OF MERIDIAN BIOSCIENCE, INC.
Time:
     2:00 p.m., Eastern Standard Time
Date:
     January 20, 2011
Place:
Holiday Inn Eastgate
4501 Eastgate Blvd.
Cincinnati, Ohio 45245
Purpose:
•	Elect as Directors the six nominees named in the attached proxy materials

•	Ratify appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2011

•	Conduct other business if properly raised
Only shareholders of record on November 22, 2010 may vote at the meeting. The approximate mailing date of this proxy statement and accompanying Proxy Card is December 8, 2010.
Your vote is important. Please cast your proxy vote promptly, either on-line, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

/s/ Melissa A. Lueke
Melissa A. Lueke
Secretary

December 8, 2010

Meridian makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC’s website (www.sec.gov). To access these filings, go to our website (www.meridianbioscience.com). Copies of Meridian’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:
Melissa A. Lueke
Executive Vice President, Chief Financial Officer and Secretary
Meridian Bioscience, Inc.
3471 River Hills Drive
Cincinnati, Ohio 45244

GENERAL INFORMATION
Who may vote
Shareholders of Meridian, as recorded in our stock register on November 22, 2010, may vote at the meeting. As of that date, Meridian had 40,942,286 shares of Common Stock outstanding.
How to vote
You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.
How proxies work
Meridian’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our Director candidates. You may also vote for or against the other proposals or abstain from voting.
If you complete your proxy on-line, over the phone or sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our Director candidates and the ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2011. If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the card.
You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, bank or nominee, you may get material from them asking how you want to vote.
Stockbrokers, banks and nominees holding shares for beneficial owners must vote those shares as instructed. If the stockbroker, bank or nominee has not received instructions from you, the beneficial owner, the stockbroker, bank or nominee generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. However, a stockbroker, bank or nominee does not have discretion to vote for or against the election of Directors. In order to avoid a broker non-vote of your shares on the election of Directors, you must send voting instructions to your stockbroker, bank or nominee.
Revoking a proxy
You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Meridian’s Secretary in writing at the address under “Questions?” on page 30.

Quorum
In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.
Votes needed
The six Director candidates receiving the most votes will be elected to fill the seats on the Board. The ratification of appointment of accountants requires the favorable vote of a majority of the votes cast. Only votes for or against these proposals count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.
Other matters
Any other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
The Nominating and Corporate Governance Committee of the Board of Directors has nominated for re-election the following current Directors: James M. Anderson, John A. Kraeutler, Gary P. Kreider, William J. Motto, David C. Phillips and Robert J. Ready. With the exception of Mr. James A. Buzard, who is retiring at the end of his current term in January 2011 and not standing for re-election, these nominees comprise the current Board of Directors.
Proxies solicited by the Board will be voted for the election of these nominees. All Directors elected at the Annual Shareholders’ Meeting will be elected to hold office until the next annual meeting. In voting to elect Directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the Chief Executive Officer, a Vice President or the Secretary of Meridian not less than 48 hours prior to the Annual Shareholders’ Meeting. The proxies solicited include discretionary authority to cumulate votes.
All Meridian Directors are elected for one-year terms. Personal information on each of our nominees is given below.
If a Director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends that you vote FOR each of the following candidates:

James M. Anderson Director since 2009 Age: 68	James M. Anderson is currently serving as Advisor to the President of Cincinnati Children’s Hospital Medical Center (“CCHMC”), following his retiring as President and Chief Executive Officer of CCHMC on December 31, 2009. He serves as chairman of the Board of the Cincinnati Branch of the Federal Reserve Bank of Cleveland. Prior to joining the staff of CCHMC, Mr. Anderson was a partner in the general corporate law department at Taft, Stettinius & Hollister for 24 years (1968-1977; 1982-1996) and president of US operations at Xomox Corporation, a publicly-traded manufacturer of specialty process controls (1977-1982). Mr. Anderson has also served as director of Gateway Investment Advisors (1997-2008). The Board believes that Mr. Anderson’s corporate legal experience and his experience as CEO of a large healthcare organization have given him a wealth of insight into various corporate governance and business management issues, which, along with his status as an independent Director, make him an integral member of the Board.

John A. Kraeutler Director since 1997 Age: 62	John A. Kraeutler has nearly 40 years of experience in the medical diagnostics industry and joined Meridian as Executive Vice President and Chief Operating Officer in January 1992. In July 1992, Mr. Kraeutler was named President of Meridian, and in January 2008, Mr. Kraeutler was named Chief Executive Officer of Meridian. Before joining Meridian, Mr. Kraeutler served as Vice President, General Manager for a division of Carter-Wallace, Inc. Prior to that, he held key marketing and technical positions with Becton, Dickinson and Company and Organon, Inc. Mr. Kraeutler’s long-time service to Meridian, all in an executive capacity, has given him significant insight into, and familiarity with, all aspects of Meridian’s business and the strategic vision for its continued success, and makes his service on the Board extremely beneficial.

Gary P. Kreider, Esq. Director since 1991 Age: 72	Gary P. Kreider serves as Board Secretary. Mr. Kreider is a senior partner in the Cincinnati law firm of Keating Muething & Klekamp PLL, the Company’s outside counsel. His primary practice areas are securities law, mergers and acquisitions, and general corporate law, and he has been with Keating Muething & Klekamp since 1963. Effective October 1, 2005, Mr. Kreider no longer has a vote or partnership interest in the firm’s earnings or revenues, although his affiliation with the firm continues. Mr. Kreider has been an Adjunct Professor of Law in securities regulation at the University of Cincinnati College of Law since 1977 and is a past Chairman of the Ohio State Bar Association

Corporation Law Committee. Mr. Kreider is also a director of LSI Industries Inc. The Board believes that Mr. Kreider’s legal experience as a prominent corporate and securities law practitioner, his public-company board service and his status as an independent Director make him extremely qualified to sit on the Board.

William J. Motto Director since 1977 Age: 69	William J. Motto has more than 45 years of experience in the pharmaceutical and diagnostics products industries, is a founder of Meridian and has been Chairman of the Board since 1977. Mr. Motto became Executive Chairman of the Board in January 2008. Before forming Meridian, Mr. Motto served in various capacities for Wampole Laboratories, Inc., Marion Laboratories, Inc. and Analytab Products, Inc., a division of American Home Products Corp. Mr. Motto’s experience as Meridian’s founder, his breadth of experience within the pharmaceutical and diagnostics products industries, and his entrepreneurial approach to assessing Meridian’s growth opportunities, give him unparalleled insights into all aspects of Meridian’s business and operations, which he, in turn, is able to contribute to the Board as its Executive Chairman.

David C. Phillips Director since 2000 Age: 72	David C. Phillips serves as Chairman of the Audit Committee. Mr. Phillips spent 32 years with Arthur Andersen LLP. His service with this firm included several managing partner leadership positions. After retiring from Arthur Andersen in 1994, Mr. Phillips became Chief Executive Officer of Downtown Cincinnati, Inc., which is responsible for economic revitalization of Downtown Cincinnati. Mr. Phillips retired from DCI in 1999 to devote full time to Cincinnati Works, Inc., an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work, and his financial consulting services. Mr. Phillips also serves as a director of Cintas Corporation and served as a director of Summit Mutual Funds, a registered investment company, through 2009. The Board believes that Mr. Phillips’ years of service as a certified public accountant and trusted advisor to his clients and business owners, which qualify him as an “audit committee financial expert” under SEC guidelines, give him significant experience in preparing, auditing, analyzing and evaluating financial statements and dealing with complex accounting and business issues, all of which is valuable to Meridian.

Robert J. Ready Director since 1986 Age: 70	Robert J. Ready serves as Chairman of the Compensation Committee. Mr. Ready founded LSI Industries Inc., Cincinnati, Ohio in 1976, which engineers, manufactures and markets commercial/industrial lighting and graphics products, and has served as its President and Chairman of its Board of Directors. In November 2010, Mr. Ready’s son became President of LSI, with Mr. Ready continuing to serve as Chief Executive Officer and Chairman of the Board. Meridian’s Board believes that Mr. Ready’s years of experience as the chief executive of a publicly-traded company and the myriad, wide-ranging business issues encountered in such capacity, as well as his status as an independent Director, render his service on the Board invaluable to Meridian.
RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
(Item 2 on the Proxy Card)
Although not required, we are seeking shareholder ratification of the Audit Committee’s selection of Grant Thornton LLP as Meridian’s independent registered public accounting firm for the 2011 fiscal year. The affirmative vote of a majority of shares voting at the meeting is required for ratification. If ratification is not obtained, the Audit Committee intends to continue the employment of Grant Thornton at least through fiscal 2011. Representatives of Grant Thornton are expected to be present at the Annual Shareholders’ Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.
Principal Accounting Firm Fees
Aggregate fees billed to Meridian by Grant Thornton LLP for fiscal years 2010 and 2009 are listed below:

	2010	2009
Audit Fees	$403,800	$271,500
Audit-Related Fees	336,300	17,078
Tax Fees	53,075	—

	$793,175	$288,578

Audit Fees. Audit fees are the fees billed for professional services rendered by Meridian’s independent registered public accounting firm for their audit of Meridian’s consolidated annual financial statements for the fiscal years ended September 30, 2010 and 2009, respectively, and reviews of the unaudited quarterly consolidated financial statements contained in the reports on Form 10-Q filed by Meridian during those years and on reporting on Meridian’s internal control during those years. The fiscal 2010 amount includes fees associated with expanded audit services in connection with the acquisition of the Bioline group of companies (collectively the “Bioline Group”).
Audit-Related Fees. Audit-related fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Meridian’s financial statements. For 2010, such fees primarily relate to pre-acquisition due diligence and opening balance sheet procedures associated with the Bioline Group acquisition.
Tax Fees. Tax fees are primarily comprised of services associated with the Bioline Group acquisition, including structure consulting, transfer pricing analysis and various related research.
The Board recommends that you vote FOR the ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accounting firm for the 2011 fiscal year.
CORPORATE GOVERNANCE
As an Ohio corporation, Meridian is governed by the corporate laws of Ohio. Since its common shares are publicly traded on the Nasdaq Global Select Market and it files reports with the Securities and Exchange Commission, it is also subject to Nasdaq rules and federal securities laws.
Board Leadership Structure
Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Meridian on your behalf. The Board reviews Meridian’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of company policies.
The Board of Directors is responsible for evaluating and determining Meridian’s leadership structure, and believes that separate individuals should serve in the capacities of Chairman of the Board and Chief Executive Officer (CEO). It is the Board’s belief that such a two-person structure best provides the Company with the right foundation to pursue its strategic and operational objectives, while maintaining effective oversight and objective evaluation of the Company’s performance. Currently, these key executive positions are held by Mr. William J. Motto, Executive Chairman of the Board, and Mr. John A. Kraeutler, CEO. Mr. Motto has served as the Board’s Chairman since 1977 and in such capacity is responsible for general Board activities including presiding over all meetings of the Board and shareholders, setting agendas for Board meetings and providing advice and counsel to Meridian’s management regarding the Company’s business and operations. As CEO, Mr. Kraeutler is responsible for the general management, oversight, supervision and control of the business affairs of Meridian, and ensuring that all orders and resolutions of the Board are put into effect. With their many years of experience with the Company, Meridian believes that Mr. Motto and Mr. Kraeutler are uniquely qualified to be Meridian’s Executive Chairman and CEO, respectively. We believe that this leadership structure is currently the most appropriate for

Meridian, particularly in light of the requirement noted below that all Committees of the Board are comprised solely of independent Directors.
In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the Nasdaq listing standards and Exchange Act rules. Meridian’s Director Independence Standards are available at our website www.meridianbioscience.com. Based on these standards, the Board has determined that each of the following members of the Board is independent: James M. Anderson, James A. Buzard, Gary P. Kreider, David C. Phillips and Robert J. Ready. Since revision of the Company’s Committee membership structure in 2009, Mr. Kreider, an independent outside Director since 1991, neither chairs nor serves on any of the Board Committees. He remains a Director and serves as recording secretary. Only the remaining independent Directors serve on Committees of the Board.
During fiscal 2010, the Board of Directors met on six occasions and took one action in writing. The independent Directors plan to meet at least two times during fiscal 2011 without the presence of management Directors. The independent members of the Board had one such meeting in fiscal 2010. The independent Directors select one of such Directors to preside over each session.
Meridian expects all Directors to attend shareholders’ meetings and all were in attendance at the 2010 Annual Shareholders’ Meeting.
Shareholders may communicate with the full Board or individual Directors on matters concerning Meridian by mail or through our website, in each case to the attention of the Secretary, the address for whom is set forth on page 30 of this proxy statement.
The Board’s Role in Risk Oversight
The Board of Directors, as a whole and also at the Committee level, plays a key role in operational risk oversight at Meridian and works with management to understand the risks the Company faces, the steps that management is taking to manage that risk and the level of risk appropriate for the Company in light of its overall business strategy. The Board approves the high level strategies, financial plans and policies of Meridian, setting the tone and direction for the appropriate levels of risk-taking within the organization.
While overall responsibility for risk oversight rests with the Board, it is the Audit Committee that has been given the primary responsibility of monitoring and evaluating the adequacy of management’s risk assessment and risk management practices. This role is carried out through its charter-mandated responsibilities related to Meridian’s (i) overall financial risks and exposures, (ii) financial statement risks and exposures, (iii) financial reporting processes, (iv) compliance with ethics policies and regulations, and (v) compliance with governmental and legal regulations, including those contained within the Sarbanes-Oxley Act. The Audit Committee provides regular reports to the full Board and works closely with management to update the full Board, as necessary, on matters identified through these Committee risk oversight roles.

Committees of the Board of Directors
The Board has adopted a Code of Ethics applicable to Meridian’s officers, Directors and employees. This Code of Ethics is posted on www.meridianbioscience.com. To the extent permitted by Nasdaq Marketplace Rule 5610, any amendments to or waivers from the Code of Ethics will be posted on our website within four business days after the date of an amendment.
The Directors have organized themselves into the Committees described below. Each of these Committees has a charter posted on www.meridianbioscience.com. Meridian does not have an Executive Committee of its Board of Directors.
The Audit Committee is composed of David C. Phillips (Chairman), James M. Anderson, James A. Buzard and Robert J. Ready. It met ten times during fiscal 2010 and took no actions in writing. Each member is able to read and understand fundamental financial statements. David C. Phillips has been designated as an Audit Committee financial expert as that term is defined by the Securities and Exchange Commission.
The Committee oversees the accounting and financial reporting processes of Meridian and the audits of its financial statements by its independent registered public accounting firm. The Committee is solely responsible for the appointment, compensation, retention and oversight of Meridian’s independent registered public accounting firm. The Audit Committee also evaluates information received from Meridian’s independent registered public accounting firm and management to determine whether the independent registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.
In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Meridian concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.
The Audit Committee, or its Chairman, approves all audit and non-audit services performed for Meridian by its independent registered public accounting firm before those services are commenced. The Chairman reports to the full Committee at each of its meetings regarding pre-approvals he made since the prior meeting and the Committee approves what he has done between meetings. For these purposes, the Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.
As previously noted, the Audit Committee also bears primary risk oversight responsibilities, including responsibilities such as (i) overseeing the risks and exposures relating to the Company’s financial statements and financial reporting process, (ii) overseeing the Company’s policies and procedures for monitoring and mitigating such risks and exposures, and (iii) reviewing management’s monitoring of the Company’s compliance with established ethics and legal policies and procedures.

The Committee has submitted the following report for inclusion in this proxy statement.
REPORT OF THE AUDIT COMMITTEE
On April 19, 2010, the Audit Committee met with representatives of Grant Thornton and Meridian’s internal accountants and reviewed with them the proposed 2010 Audit Plan, areas warranting particular concentration on the audit and the effects of new accounting pronouncements. The Grant Thornton representatives reviewed with the Committee required Audit Committee communications and the status of the most recent Public Company Accounting Oversight Board (PCAOB) inspection results.
At its meeting on August 19, 2010, the Committee reviewed management’s strategic business plan and related risk assessment, specifically discussing with management its risk management strategies related to key financial and business risks. The Committee concluded that this annual in-depth review and ongoing management updates of the integrated strategic and risk management plan were appropriate in order to fulfill its risk oversight obligations.
At its meeting on November 10, 2010, the Committee reviewed and discussed with management, Grant Thornton and Meridian’s accounting officers the results of the audit for fiscal 2010, including the audited financial statements. The Committee reviewed the requirements of its Charter previously adopted and the reports that were required to be disclosed to the Committee. The Committee discussed with Grant Thornton the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees. The Grant Thornton representatives reviewed with the Committee written disclosures required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, discussed with the Committee the independent accountants’ independence, and has presented a letter regarding that matter to the Committee. The Committee discussed with Grant Thornton its independence. In concluding that the auditors are independent, we determined, among other things, that the non-audit services provided by the auditors were compatible with their independence.
Based on the above mentioned review, the Committee recommended to the Board of Directors that the audited financial statements of Meridian be included in its Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the Securities and Exchange Commission. In addition, the Committee amended its Charter, which can be viewed on the Company’s website www.meridianbioscience.com.
During its meetings throughout the year, the Committee reviewed and assessed the Company’s financial, financial control, financial reporting, and certain legal and regulatory risk exposures, including reviewing procedures related to the receipt, retention and treatment of any complaints concerning accounting, internal accounting controls or auditing matters. Also during its meetings throughout the year, the Chairman of the Audit Committee reported to the full Committee the independent accountants’ fees that had been pre-approved and the Committee approved such fees. Certain fees were pre-approved by the full Committee. The Committee also reviewed the requirements of and Meridian’s ongoing compliance with Section 404 of the Sarbanes-Oxley Act.

Respectfully submitted,
Audit Committee
David C. Phillips (Chairman)
James M. Anderson
James A. Buzard
Robert J. Ready
The Compensation Committee is composed of Robert J. Ready (Chairman), James M. Anderson, James A. Buzard and David C. Phillips and is responsible for establishing compensation for Executive Officers and administering the Company’s compensation plans. This includes establishing salary levels and bonus plans, making bonus and stock-based awards, and otherwise dealing in all matters concerning compensation of the Executive Officers. During fiscal 2010, the Compensation Committee met one time, and took the written action discussed later in this proxy statement regarding the conversion of the vesting provisions of certain restricted stock grants from performance-based to time-based.
In general, the Compensation Committee annually reviews the Company’s compensation programs and its philosophy in setting performance targets in November of each year. At that time, the Company provides the Compensation Committee with information on total compensation received for all Executive Officers, including the sources of such compensation, for the immediately preceding fiscal year and recommendations for the current fiscal year. In discharging the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other Executive Officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of the Company’s Chief Executive Officer and other Executive Officers and (ii) to oversee the compensation policies and programs of the Company, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving the Company’s incentive compensation and stock plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee has the authority to engage consultants and advisors. The Compensation Committee did not engage a consultant this year. The Compensation Committee has an appropriate level of contact among its members and the Company’s Executive Officers in connection with the analysis of this data.
The Compensation Committee determines the amount and mix of compensation components for the Executive Chairman, Mr. Motto. The Executive Chairman provides input and recommendations to the Compensation Committee with respect to the compensation to be paid to the non-employee members of the Board, as well as Mr. Kraeutler. As Meridian’s Chief Executive Officer, Mr. Kraeutler provides recommendations to the Compensation Committee with respect to compensation to be paid to the other corporate officers.

To achieve compensation objectives, the Committee believes it is important to provide competitive levels of compensation to retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The Committee believes Meridian’s long-term objectives can be achieved through cash incentive compensation plans and equity incentive compensation plans.
The Compensation Committee’s processes and procedures for the consideration and determination of Executive and Director compensation are discussed in the section entitled “Compensation Discussion and Analysis” in this proxy statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee has ever been an officer or employee of the Company. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2010 (see the section entitled “Transactions With Related Persons” in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an Executive Officer of another entity at which one of our Executive Officers serves on the Board of Directors. No Named Executive Officer of Meridian serves as a Director or as a member of a committee of any company of which any of the Company’s non-employee Directors are Executive Officers.
The Nominating and Corporate Governance Committee consists of James A. Buzard (Chairman), James M. Anderson, David C. Phillips and Robert J. Ready. It met two times last year and took no actions in writing. On November 11, 2010, the Committee considered and nominated the current Directors for re-election, with the exception of Mr. Buzard who is retiring from the Board at the end of his term. The Committee identifies qualified nominees for the Board, determines who will be nominated by the Company for election to the Board and recommends to the full Board any changes in the size of the Board.
In nominating Directors, the Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience and the needs of the Board as its function relates to the business of the Company. The Committee considers candidates for nomination from a variety of sources including recommendations of shareholders. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Chairman of the Nominating and Corporate Governance Committee in care of the Company at its address shown on the cover page of this proxy statement.
The Nominating and Corporate Governance Committee will assess the qualifications of all candidates for the Board on an equal basis. In identifying and considering candidates for nomination to the Board, the Committee considers, among other factors, quality of experience, the needs of the Company and the range of talent and experience currently represented on the Board. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors, nor does the Committee have a formal policy with respect to diversity. However, the Committee, working with the Board, considers the diversity of all of the Company’s stakeholders — including shareholders, employees and customers — when engaging in corporate governance discussions.
During several Board meetings in fiscal 2010, the Board discussed the benefits of adding new members to the Board, particularly in light of Mr. Buzard’s upcoming retirement from the Board. At the present time, the Nominating and Corporate Governance Committee is not recommending any additions to the Board.
DIRECTORS AND EXECUTIVE OFFICERS
This table lists the Executive Officers and Directors of Meridian and shows the number of shares beneficially owned, as determined under SEC rules, on November 22, 2010. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares that the individual has the right to acquire as of January 21, 2011 (60 days after November 22, 2010).

		Common Stock
		Beneficially Owned
Name	Position	Amount[1]	Percentage
William J. Motto	Executive Chairman of the Board of Directors	474,541	1.2%
John A. Kraeutler	Chief Executive Officer and Director	366,261	*
Antonio A. Interno[2]	Senior Vice President, President and Managing Director, Meridian Bioscience Europe	130,705	*
Richard L. Eberly[3]	Executive Vice President, President Meridian Life Science	76,725	*
Lawrence J. Baldini[4]	Executive Vice President, Operations and Information Systems	96,671	*
Melissa A. Lueke[5]	Executive Vice President, Chief Financial Officer and Secretary	168,765	*
Susan A. Rolih[6]	Senior Vice President, Regulatory Affairs & Quality Assurance	139,250	*
James M. Anderson[7,8,9,10]	Director	16,000	*
James A. Buzard, Ph.D8, 9, 10	Director	45,000	*
Gary P. Kreider[11]	Director	37,588	*
David C. Phillips[8,9,10]	Director	53,225	*
Robert J. Ready[8,9,10]	Director	74,347	*

All Executive Officers and Directors as a Group		1,679,078	4.0%

[1]	Includes options exercisable within 60 days for Mr. Motto of 184,051 shares, Mr. Kraeutler of 171,001 shares, Mr. Interno of 26,250 shares, Mr. Eberly of 54,000 shares, Mr. Baldini of 54,000 shares, Ms. Lueke of 47,250 shares, Ms. Rolih of 102,375 shares, Mr. Anderson of 15,000 shares, Mr. Buzard of 30,000 shares, Mr. Kreider of 35,214 shares, Mr. Phillips of 35,214 shares and Mr. Ready of 61,284 shares.

[2]	Antonio A. Interno was appointed Vice President in August 1991, Senior Vice President in September 1997, and President, Managing Director, Meridian Bioscience Europe in October 2003. He has been Managing Director of Meridian’s European subsidiaries, Meridian Bioscience Europe, since February 1990. Age: 60

[3]	Richard L. Eberly was appointed Vice President of Sales and Marketing in January 1997, Executive Vice President in May 2000, Executive Vice President, General Manager of Meridian Life Science in February 2003 and Executive Vice President and President Meridian Life Science in October 2005. He has over 19 years of experience in the medical diagnostics industry and joined Meridian in March 1995. Prior to his appointment to Vice President of Sales and Marketing, Mr. Eberly served as the Director of Sales for Meridian. Before joining Meridian, he held key sales and marketing positions at Abbott Diagnostics, Division of Abbott Laboratories. Age: 49

[4]	Lawrence J. Baldini was appointed Vice President of Operations in April 2001 and Executive Vice President, Operations and Information Systems in October 2005. Before joining Meridian, Mr. Baldini held various operations management positions with Instrumentation Laboratories and Fisher Scientific. Age: 51

[5]	Melissa A. Lueke was appointed Vice President, Chief Financial Officer and Secretary in January 2001 and Executive Vice President, Chief Financial Officer and Secretary in November 2009. Prior to her appointment, Ms. Lueke served as Meridian’s Controller since March 2000 and Acting Secretary from July 20, 2000 to January 23, 2001. Before joining Meridian, Ms. Lueke was employed by Arthur Andersen LLP from June 1985 to January 1999, most recently as a Senior Audit Manager. Age: 47

[6]	Susan A. Rolih was appointed Vice President of Regulatory Affairs and Quality Assurance in May 2001 and Senior Vice President of Regulatory Affairs and Quality Assurance in April 2008. Before joining Meridian, Ms. Rolih held various regulatory and quality positions with Immucor, Inc. Age: 61

[7]	James M. Anderson’s first full year as a Director commenced in January 2010 following shareholder election. Mr. Anderson was first appointed as a Director in July 2009.

[8]	Audit Committee Member.

[9]	Compensation Committee Member.

[10]	Nominating and Corporate Governance Committee Member.

[11]	Includes 325 shares held by his wife and 758 shares held as custodian for his grandchildren.

*	Less than one percent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table lists the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of November 22, 2010, unless otherwise noted. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class[1]

BlackRock, Inc.	3,099,667	7.64
40 East 52nd Street New York, NY 10022

Brown Capital Management, Inc.	2,528,609	6.24
1201 N. Calvert Street Baltimore, MD 21202

[1]	For the beneficial owners listed in the table, the percentages listed reflect disclosures in the Schedule 13Gs filed by each beneficial owner with the Securities and Exchange Commission.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16 of the Securities Exchange Act of 1934 requires Meridian’s Executive Officers, Directors and persons who own more than ten percent of a registered class of Meridian’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms received by it, Meridian believes that during the last fiscal year, all of its Executive Officers, Directors and ten percent stockholders complied with the Section 16 reporting requirements, with the exceptions that (i) Mr. William J. Motto filed a late ownership report with respect to an estate planning transaction involving shares previously held in a trust, the assets of which reverted to Mr. Motto on January 2, 2010 and were subsequently transferred by Mr. Motto into a different trust on January 12; and (ii) one late Form 4 was filed to report one grant of stock options with respect to each of independent Directors Anderson, Buzard, Kreider, Phillips and Ready. In making these statements, Meridian has relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representation of its Directors and Executive Officers.
TRANSACTIONS WITH RELATED PERSONS
During fiscal 2010, Todd Motto, the adult son of William J. Motto, served as Vice President, Business Development (1/2010 — 9/2010) and Vice President, Sales and Marketing (10/2009 — 12/2009). Todd Motto received $266,337 in compensation for fiscal 2010. This compensation consisted of $208,728 of base salary, $9,642 of auto and professional allowances, $12,373 of retirement plan contributions, $19,110 related to the fiscal 2010 restricted stock grant, $12,784 related to stock option awards expense related to awards earned in previous years, and $3,700 for dividends on restricted stock granted under the 2004 Equity Compensation Plan. Effective September 30, 2010, Todd Motto reduced his involvement with the Company and effective October 1, 2010 is Coordinator of Business Development.

Nasdaq rules require the Company to conduct an appropriate review of related party transactions required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404 for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another Committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. Additionally, the Audit Committee’s Charter provides it the authority to review, approve and monitor transactions involving the Company and “related persons” (Directors and Executive Officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). This also covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering the transaction, the Audit Committee may consider all relevant factors, including, as applicable, (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company. This policy is included in the Company’s Employee Handbook. The approval of such related person transactions are evidenced by internal Company resolutions or memoranda.
COMPENSATION DISCUSSION AND ANALYSIS
Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2010, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “Named Executive Officers” or “NEOs.”
Compensation Philosophy and Objectives
Our policies regarding executive compensation programs are intended to balance motivating, rewarding and retaining executives with a competitive compensation package, and maximizing long-term shareholder value by linking compensation earned to both individual and Company performance. Compensation typically includes base salary, eligibility for annual cash bonuses and stock-based awards contingent on Company performance and/or future service, retirement plan contributions and other Company-sponsored benefits. A significant portion of each Executive Officer’s cash bonus and stock-based awards are dependent upon achieving business and financial goals and realizing other performance objectives. Examples of Company performance metrics for which we measure achievement are sales growth, net earnings growth and profit margins (gross profit, operating income and net earnings). Annual performance targets for these metrics are set at or above industry averages and historical results. Our compensation programs are intended to reward individual contributions (for example, bringing a new product to market) and Company-wide achievement of performance metric targets (for example, overall sales and net earnings growth).

The Compensation Committee of the Board of Directors is responsible for the development and ongoing oversight of compliance with this compensation philosophy. The Compensation Committee ensures that the total compensation paid to the NEOs is fair, reasonable and competitive.
Establishing Compensation Levels
Compensation levels for the NEOs are driven by market pay levels, the Executive Officer’s leadership performance and overall Company performance. The Compensation Committee relies upon a combination of judgment (which is necessarily subjective) and guidelines (discussed herein), as well as market data, in determining the amount and mix of compensation components for the Executive Chairman. The compensation levels for the Chief Executive Officer are recommended to the Compensation Committee by the Executive Chairman; the compensation levels for the other NEOs are recommended by the Chief Executive Officer. The Compensation Committee has discretion to follow or modify such recommended levels of compensation. The Compensation Committee considers as crucial the input of our Executive Chairman and Chief Executive Officer in connection with its compensation processes and decisions relating to NEO compensation. The Compensation Committee is not obligated to follow their recommendations. The Company does not engage in strict numerical benchmarking in determining the percentage increases for the NEOs.
Market Pay Levels
Market pay levels for the NEOs are determined annually in November for the upcoming calendar year. From time to time, at the request of the Compensation Committee, an outside financial advisor is used to gather and summarize for the Company disclosures of executive compensation paid by other publicly traded companies in the diagnostic and life science industries, as well as those outside such industries in the Greater Cincinnati area. This information concerns base salary, bonus awards and long-term incentive awards such as stock options and/or restricted stock for these peer companies, as well as their revenue, net earnings and market capitalization levels in order to take company size into consideration. The Compensation Committee considers this competitive market compensation paid by such companies, but does not attempt to maintain a certain target percentile within a peer group or otherwise rely on that data to determine executive compensation. This means that the Compensation Committee considers this information generally and as a reference point in determining the amounts and elements of our compensation program. For example, the Compensation Committee periodically reviews proxy statements of our industry peers to review their long-term incentive components in order to understand compensation trends in stock options, restricted stock and similar equity instruments. In other words, although it does not utilize such information for benchmarking purposes, the Compensation Committee considers such information as part of its decision-making process with respect to the Company’s executive compensation programs.
Company Performance
We believe that certain Company performance metrics drive shareholder value through stock price appreciation and dividends. We take this belief into account in setting performance metric targets that are considered in establishing the performance-based component of our compensation programs. Performance metric targets that are taken into consideration in our compensation programs include sales growth, earnings growth and profit margins. These targets are set at or above industry averages and historical results.
Our cash bonus and a portion of our stock-based award programs operate under the fundamental principle that minimum levels of net earnings be achieved prior to any compensation being earned under these programs. Net earnings targets are determined based on what the Company believes to be meaningful growth rates relative to its industry peers and the Company’s performance objectives. Stock-based awards granted under performance programs are generally forfeited if the Company does not meet its minimum earnings targets as specified in each grant. However, as discussed more fully below in Interplay of Compensation Elements, while the 2010 earnings target was not met, on September 30, 2010, the Compensation Committee, in recognition of the achievement of certain key strategic objectives during fiscal 2010, chose to convert the performance-based restricted shares granted on November 12, 2009 to time-vested restricted shares.
Recovery of Prior Awards
Except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant Company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.
Tally Sheets
In setting the NEOs’ compensation, the Compensation Committee reviews all components of such compensation through the use of tally sheets. These tally sheets provide the amount of total compensation paid or earned by each NEO based on his or her base salary, cash bonus, stock-based awards, retirement contributions and perquisites. The tally sheets reviewed provide all of the information that is reflected in the Summary Compensation Table. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements, particularly severance or change in control benefits, if applicable to the executive. Although this year such analysis did not result in the issuance of additional awards, such analysis has become an important component in the Compensation Committee’s review of executive compensation as the tally sheet allows the Compensation Committee to consider an executive’s overall compensation rather than only one or two specific components of an executive’s compensation. This allows the Compensation Committee to make compensation decisions and evaluate management recommendations based on a complete analysis of an executive’s total compensation.

Components of Executive Compensation
Meridian’s executive compensation and benefits packages consist of: base salary, cash bonuses, long-term equity incentive awards and Company-sponsored benefit and retirement plans. Each of these components has a certain risk profile.

Element	Form of Compensation	Purpose	Risk Profile

Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent	Low to moderate

Annual Cash Incentives	Cash	Provides a direct financial incentive to achieve corporate and individual operating goals	Moderate to high

Long-Term Equity Incentives	Incentive stock options, non-qualified stock options, restricted stock and stock appreciation rights	Encourages Executive Officers to build and maintain a long-term equity ownership position in Meridian so that their interests are aligned with our shareholders	High

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including Retirement Plan contributions, premiums paid on long-term disability and life insurance policies, and certain perquisites	Benefit plans are part of a broad-based employee benefits program; the perquisites provide competitive benefits to our Executive Officers	Low
The Compensation Committee has reviewed the risk profile of the components of the Company’s executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks an NEO might be incentivized to take with respect to such components. When establishing the mix among these components, the Compensation Committee is careful not to encourage excessive risk taking. Specifically, the performance objectives contained in the Company’s executive compensation programs have been balanced between annual and long-term incentive compensation to ensure that both components are aligned and consistent with our long-term business plan and that our overall mix of equity-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.

The Compensation Committee believes that the Company’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.
The Compensation Committee continues to monitor and evaluate on an on-going basis the mix of compensation, especially equity compensation, awarded to the Named Executive Officers, and the extent to which such compensation aligns the interests of the NEOs with those of the Company’s shareholders. In connection with this practice, the Compensation Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various compensation elements. As an example, since 2008 the Committee has granted a mix of restricted stock awards and options to key executives in place of solely options. As discussed below, some of the restricted stock awards are time-based, while others are performance-based.
Interplay of Compensation Elements
We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employees because of the significant emphasis on pay-for-performance principles. In fiscal 2010, we did not reach our minimum net earnings targets, and therefore, our NEOs did not earn any cash bonuses. However, with regard to the restricted shares of Common Stock granted in November 2009 for fiscal 2010, while the 2010 earnings target was not met, on September 30, 2010, the Compensation Committee determined to convert the performance-based restricted shares to time-vested restricted shares vesting in total in November 2013. This action was taken in recognition of the achievement in 2010 of several strategic initiatives that position the Company for future growth, including, but not limited to, the launch of the Company’s first product on its novel molecular platform, illumigene® and the acquisition of the Bioline Group. We believe that the accomplishment of these strategic initiatives is in line with our pay-for-performance principles, which have a significant effect on the amount of compensation realized by our Executive Officers.
We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. We use the Officers’ Performance Compensation Plan as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and stock-based awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of Meridian shares via application of the personal multiplier component of cash bonuses for the Executive Chairman and the Chief Executive Officer. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior performance and retain them to continue their careers with Meridian on a cost-effective basis.

Base Salary
The Company pays salaries that are designed to attract, motivate and retain experienced executives who will drive superior Company performance and maintain long-term shareholder value. The Compensation Committee considers recommendations from the Executive Chairman and Chief Executive Officer and approves annual base salaries that are commensurate with each NEO’s responsibilities and performance, as well as Company performance in the prior fiscal year, which are competitive with similar positions locally and in the industry. Salaries are set on a calendar year basis and therefore salaries paid in the first three months of each fiscal year beginning on the first day of October are set in the prior fiscal year.
For 2011, the Chief Executive Officer, Mr. Kraeutler, provided a recommendation to the Compensation Committee that there be no salary increases for the NEOs. The Compensation Committee duly considered this matter and followed this recommendation.
Cash Bonuses
The Compensation Committee believes that employees should be rewarded based on Company results and individual performance. The Compensation Committee awards cash bonuses pursuant to the Officers’ Performance Compensation Plan, contingent upon Company performance. Cash bonuses, if earned, are paid in the first quarter of each fiscal year, for the prior year’s performance. Cash bonuses are subject to the Company’s attainment of a specific net earnings target. Should the Company fail to reach such net earnings target, no cash bonuses are paid.
Cash bonuses are also subject to the application of a personal achievement multiplier as recommended by management, except that no such recommendation is made by management for the Executive Chairman, Mr. Motto, or the Chief Executive Officer, Mr. Kraeutler. In evaluating the personal achievement multipliers, the Compensation Committee takes into consideration the sales and net earnings levels, sales and net earnings growth rates and achievement against plan, profit margins and improvements therein, and individual achievements and leadership of the NEOs. Instead of establishing specific quantifiable targets for each of these factors, the Compensation Committee exercises its discretion in using the factors to determine each NEO’s personal achievement multiplier. Specifically, the Compensation Committee does not establish measurable objective targets in connection with its deliberation of such factors. The adoption and application of such factors are intended to be discretionary and subjective so that the Compensation Committee can use its business judgment to provide an appropriate incentive and award for performance that sustains and enhances long-term shareholder value. The Compensation Committee believes that such discretionary and subjective components allow it to respond appropriately as business and strategic environments change and are appropriate for the size of the Company. The personal achievement multiplier choices are 0.5, 1.0, 1.25, 1.5 or 2.0. For example, a personal achievement multiplier of 1.25 would result in a bonus payout percentage of 37.5% when applied to a 30% base salary component.

Company Performance Component and 2010 Results
The 2010 Plan, which was similar in form to the plans utilized over the last several fiscal years, provided for the granting of cash bonuses as a percent of base salary if 2010 net earnings reached at least $37,650,000. For 2010, actual net earnings were below the minimum threshold, and therefore, there were no cash bonuses awarded to the NEOs for fiscal 2010 performance.
2011
At its November 11, 2010 meeting, the Compensation Committee approved the Officers’ Performance Compensation Plan for fiscal 2011. The 2011 Plan will award cash bonuses if 2011 net earnings reach $31,800,000, which the Compensation Committee believes is a meaningful increase from 2010 net earnings of $26,647,000. Consistent with 2010, the 2011 Plan also provides for increasing bonus awards tied to increasing net earnings beyond the initial minimum level. The 2011 Plan includes six net earnings thresholds ranging from a low of $31,800,000 to a high of $33,800,000. These six net earnings thresholds represent growth over 2010 net earnings ranging from a low of 19% to a high of 27%. The corresponding potential bonus payouts as a percent of base salary, before application of the personal multiplier, for the six net earnings thresholds ranged from a low of 10% to a high of 60%. Depending on the level of net earnings achieved and the application of the personal multiplier, cash bonuses for the NEOs could range from 5% to 120% of base salary.
Management and the Compensation Committee have intended that the earnings thresholds should be set at meaningful rates so that management must be diligent, focused and effective in order to achieve these goals. In other words, the Company and management believed at the time of the establishment of these thresholds that they would be challenging to achieve and would require substantial efforts from management. To this end, the Compensation Committee tends to set the thresholds consistent with the earnings guidance range requiring that the low end of guidance is achieved before bonuses are paid.
Long-Term Incentive Awards
The Compensation Committee believes that equity-based compensation encourages employees to commit to the long-term goals of the Company. This ensures that the Company’s NEOs have a stake in the long-term creation of shareholder value. A significant portion of the awards is performance-based, meaning the NEOs’ ability to vest in that portion of awards is contingent upon the Company achieving a minimum level of net earnings.
For fiscal 2011, at its meeting on November 11, 2010, the Compensation Committee approved two types of restricted stock awards (or in the case of an NEO outside the US, restricted share units). The first type of restricted stock award is performance based, where the NEOs’ ability to vest in such awards is contingent upon the Company reaching a minimum level of net earnings of $33,400,000 for fiscal 2011. This award would vest 25% per year over four years, if earned. The second type of restricted stock award is not performance based, but rather vests 100% after four years. The Compensation Committee believes that this latter award is appropriate to encourage retention of top management talent during what has been, in their belief, one of the most challenging economic environments over the last 20+ years.

The following table summarizes the restricted stock awards for the NEOs.

	No. of Shares of
	Performance-Based	No. of Shares of Time-
NEO	Restricted Stock	Vested Restricted Stock
Chief Executive Officer	10,000	10,000
Executive Vice President, Chief Financial Officer and Secretary	7,500	7,500
Executive Chairman of the Board of Directors	10,000	10,000
Senior Vice President, President and Managing Director, MBE	7,500	7,500
Executive Vice President, President Meridian Life Science	7,500	7,500
Although Meridian does not have a written policy regarding the timing or practices related to granting equity awards, neither Meridian nor the Compensation Committee engages in spring-loading, back-dating or bullet-dodging practices. Stock options and restricted stock awards are generally granted at a regularly scheduled meeting of the Compensation Committee in the first quarter of the fiscal year, after Meridian issues a press release announcing the results of the prior fiscal year. Stock options are granted at the closing market price on the date of grant, pursuant to the 2004 Equity Compensation Plan. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no rights to vote or to receive dividends. Prior to vesting of restricted shares, the holder has voting rights and will receive any dividends declared on Meridian’s Common Stock.
Company-Sponsored Benefit and Retirement Plans
Meridian provides Company-sponsored benefit and retirement plans to the NEOs. In general, executives participate in the Company’s benefit and retirement plans on the same basis as other Company employees. The core benefit package includes health, dental, short and long-term disability, and group term life insurance. Meridian generally provides retirement benefits to executives through qualified (under the Internal Revenue Code) defined contribution plans.
In 1995, the Company entered into a salary continuation agreement with John A. Kraeutler to supplement Mr. Kraeutler’s retirement savings. This agreement was amended on December 29, 2008 to comply with the requirements of Section 409A of the Internal Revenue Code. This agreement provides additional compensation after retirement or separation from the Company under certain circumstances and is funded by a life insurance policy with premiums paid by the Company. Meridian incurred expense of $24,731 in premiums during fiscal 2010.
Other Personal Benefits
Allowances for automobiles and professional, financial and tax planning are made available to Meridian’s NEOs and other corporate officers. The costs to the Company are included in the All Other Compensation table on page 25. The Company believes these perquisites to be reasonable, comparable to peer companies and consistent with the Company’s overall executive compensation philosophy.
Internal Pay Equity
The Compensation Committee believes that the relative difference between the Chief Executive Officer’s compensation and the compensation of the Company’s other executives has not increased significantly over the years. Further, the Compensation Committee believes that the Company’s internal pay equity structure is consistent with our peer group and is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.
Tax Deductibility of Pay
Section 162(m) of the Internal Revenue Code contains compensation deduction limitations for certain highly compensated employees. One exception to this limitation is for performance-based compensation that is approved by, among other things, a committee of “outside directors” (as defined under IRS treasury regulations). The Committee believes that all compensation paid to the NEOs for fiscal year 2010 is properly deductible under Section 162(m), but no assurance can be made in this regard.
Actions of the Compensation Committee
In several meetings during the year, the Executive Chairman, Mr. Motto, the Chief Executive Officer, Mr. Kraeutler, and the Compensation Committee Chairman discussed, among other things, Meridian’s compensation system and its effectiveness in attracting and retaining top notch employees. These individuals believe that the system, including the Officers’ Performance Compensation Plan, is understood by employees and shareholders and has worked well in practice. They noted that the underlying principles in this Plan have been followed for many years, even when following such principles resulted in no bonuses being awarded (2001, 2009 and 2010) and performance-based stock awards being forfeited (2001, 2008 and 2009). The Committee discussed on a number of occasions the advisability of engaging a compensation consultant. The Compensation Committee concluded that it did not want to engage a compensation consultant this year, in part because of the relatively small number of Executive Officers and their frequent interaction.
At its November 12, 2009 meeting, the Compensation Committee discussed these matters, both with and without the presence of management. The Compensation Committee discussed the recommendations of the Executive Chairman and the Chief Executive Officer for compensation levels for all officers and answered questions about individual recommendations and the general pay increases to be paid throughout the Company. The Committee then made the compensation decisions, which are reflected in the figures presented in this proxy statement.

SUMMARY COMPENSATION TABLE
The following table summarizes the aggregate compensation paid, or earned, by each of the NEOs for the fiscal years ended September 30, 2010, 2009 and 2008, respectively.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus[1]	Awards[2]	Awards[3]	Compensation	Earnings	Compensation[4]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	Total

John A. Kraeutler	2010	$540,346	—	$221,850	$192,478	—	—	$54,017	$1,008,691
Chief Executive Officer	2009	$511,538	—	—	—	—	—	$37,767	$549,305
	2008	$450,579	$178,125	—	$145,096	—	—	$41,821	$815,621
Melissa A. Lueke	2010	$233,579	—	$28,665	$12,784	—	—	$27,274	$302,302
Executive Vice President, Chief	2009	$210,736	—	—	$39,512	—	—	$25,588	$275,836
Financial Officer and Secretary	2008	$202,126	$76,782	—	$68,835	—	—	$21,401	$369,144
William J. Motto	2010	$540,346	—	$221,850	—	—	—	$95,424	$857,620
Executive Chairman of the	2009	$524,999	—	—	—	—	—	$87,816	$612,815
Board of Directors	2008	$519,615	$196,875	—	$14,109	—	—	$87,189	$817,788
Antonio A. Interno[5]	2010	$388,492	—	$166,387	—	—	—	$71,538	$626,417
Senior Vice President,	2009	$382,370	—	—	—	—	—	$47,854	$430,224
President and Managing	2008	$414,605	$124,607	—	$7,029	—	—	$47,241	$593,482
Director, MBE
Richard L. Eberly	2010	$275,341	—	$28,665	$13,440	—	—	$39,314	$356,760
Executive Vice President,	2009	$270,032	—	—	$39,512	—	—	$27,039	$336,583
President Meridian Life	2008	$259,373	$39,313	—	$68,835	—	—	$25,226	$392,747
Science

[1]	The amounts shown in this column for 2008 reflect payments made pursuant to the 2008 Officers’ Performance Compensation Plan for fiscal 2008. No payments were made pursuant to the 2010 Officers’ Performance Compensation Plan or the 2009 Officers’ Performance Compensation Plan as the targets were not reached for fiscal 2010 or fiscal 2009.

[2]	The amounts shown reflect the dollar amounts recognized for financial statement reporting purposes with respect to fiscal years 2010 and 2009 (the only fiscal years in which grants of restricted stock have occurred) in accordance with ASC Topic 718 for prior grants. No expense is included in this table related to restricted stock issued November 12, 2008. Because the required earnings target for Meridian was not reached for fiscal 2009, the restricted shares have been cancelled. A discussion of the assumptions used in calculating these values may be found in Note 8(b) on page 62 to the Company’s Annual Report on Form 10-K filed November 29, 2010.

[3]	The amounts shown reflect the dollar amounts recognized for financial statement reporting purposes with respect to fiscal years 2010, 2009 and 2008 in accordance with ASC Topic 718 for prior grants. No expense is included in this table related to options issued November 12, 2007. Because the required earnings target was not reached for fiscal 2008, the options were forfeited. A discussion of the assumptions used in calculating these values may be found in Note 8(b) on page 62 to the Company’s Annual Report on Form 10-K filed November 29, 2010.

[4]	See the All Other Compensation table below for amounts, which include certain Company contributions, perquisites and other personal benefits.

	All Other Compensation
	John A.	Melissa A.	William J.	Antonio A.	Richard L.
Fiscal 2010	Kraeutler	Lueke	Motto	Interno	Eberly

Retirement Contributions	$13,800	$13,174	$13,800	$22,032	$13,059
Auto Lease / Auto Allowance	18,000	8,000	14,720	27,021	12,000
Financial and Tax Planning	14,817	550	59,504	—	1,750
Restricted Stock Dividends	7,400	5,550	7,400	5,550	5,550
Anniversary Awards	—	—	—	16,935	6,955

Totals	$54,017	$27,274	$95,424	$71,538	$39,314

[5]	Mr. Interno’s salary and bonus were €287,542 and €0, respectively, in 2010; €282,935 and €0, respectively, in 2009; and €276,640 and €82,992, respectively, in 2008. All conversions were made at the average exchange rates for fiscal 2010, 2009 and 2008, respectively.
GRANTS OF PLAN-BASED AWARDS
The following table sets forth, for each of the NEOs, information related to grants made during fiscal 2010 under Meridian’s 2004 Equity Compensation Plan.

								All other	All other
								Stock	Option	Exercise
		Estimated Future Payouts Under						Awards:	Awards:	or Base	Grant Date
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Number of	Number of	Price of	Fair Value
		Awards			Equity Incentive Plan Awards			Shares of	Securities	Option	of Stock
	Grant		Target	Max	Threshold	Target	Max	Stock or	Underlying	Awards	and Option
Name	Date	Threshold ($)	($)	($)	(#)	(#)	(#)	Units (#)[1]	Options (#)[2]	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

John A. Kraeutler	11/12/09	—	—	—	—	—	—	10,000	—	—	$221,850
Melissa A. Lueke	11/12/09	—	—	—	—	—	—	7,500	—	—	$166,387
William J. Motto	11/12/09	—	—	—	—	—	—	10,000	—	—	$221,850
Antonio A. Interno	11/12/09	—	—	—	—	—	—	7,500	—	—	$166,387
Richard L. Eberly	11/12/09	—	—	—	—	—	—	7,500	—	—	$166,387
	8/4/10	—	—	—	—	—	—	—	1,500	$19.710	$9,510

[1]	Restricted stock awards reflected were granted on November 12, 2009. At the time of grant, half of each NEO’s restricted shares were time-based with 100% vesting after four years, and the remaining half were performance-based, subject to attainment of a specified earnings target for fiscal 2010. While the 2010 earnings target was not met, on September 30, 2010, the Compensation Committee of the Board of Directors chose to convert the performance-based restricted shares to time-vested restricted shares vesting in total on November 12, 2013 in recognition of the achievement in 2010 of several strategic initiatives that position the Company for future growth.

[2]	Stock option award reflected has a ten-year term and vests in four equal annual installments from the date of grant (i.e., vests 25% per year until fully vested on August 4, 2014).
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on the NEOs’ holdings of equity awards under Meridian’s 2004 Equity Compensation Plan and the 1996 Stock Option Plan as of September 30, 2010.
Under these plans, general stock option awards have a ten-year term and vest in four equal annual installments from the date of grant. The Company’s performance-based options that have been earned to date, vest in three equal annual installments, beginning on the date of the earnings release indicating that performance targets were met for the period. As previously described herein, the restricted stock awards under these plans have been a combination of time-based and performance-based grants, with all of the restricted stock holdings reflected in the following table being time-based (see Note 7 to the table).

											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market or
					Equity					Awards:	Payout
					Incentive Plan					Number of	Value of
					Awards:				Market	Unearned	Unearned
	Number of		Number of		Number of			Number of	Value of	Shares,	Shares,
	Securities		Securities		Securities			Shares or	Shares or	Units or	Units or
	Underlying		Underlying		Underlying			Units of	Units of	Other	Other
	Unexercised		Unexercised		Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Option (#)		Options (#)		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

John A. Kraeutler	—		123,751	[3]	—	$2.090	9/30/11	—	—	—	—
	5,250	[2]	—		—	$4.525	12/2/13	—	—	—	—
	10,500	[2]	—		—	$7.280	12/7/14	—	—	—	—
	15,750	[2]	—		—	$14.007	11/10/15	—	—	—	—
	10,500	[2]	5,250	[2]	—	$16.554	11/15/16	—	—	—	—
	—		25,000	[4]	—	$33.090	1/28/18	—	—	—	—
	—		25,000	[5]	—	$33.090	1/28/18	—	—	—	—
								10,000 [7]	$218,700	—	—
Melissa A. Lueke	—		22,500	[3]	—	$2.090	9/30/11	—	—	—	—
	5,250	[2]	—		—	$4.525	12/2/13	—	—	—	—
	10,500	[2]	—		—	$7.280	12/7/14	—	—	—	—
	15,750	[2]	—		—	$14.007	11/10/15	—	—	—	—
	10,500	[2]	5,250	[2]	—	$16.554	11/15/16	—	—	—	—
								7,500 [7]	$164,025	—	—
William J. Motto	—		113,063	[3]	—	$2.090	9/30/11	—	—	—	—
	7,988	[1]	—		—	$2.800	11/19/12	—	—	—	—
	15,750	[2]	—		—	$4.525	12/2/13	—	—	—	—
	15,750	[2]	—		—	$7.280	12/7/14	—	—	—	—
	15,750	[2]	—		—	$14.007	11/10/15	—	—	—	—
	10,500	[2]	5,250	[2]	—	$16.554	11/15/16	—	—	—	—
								10,000 [7]	$218,700	—	—

Antonio A. Interno	—		22,500	[3]	—	$2.090	9/30/11	—		—	—	—
	10,500	[2]	—		—	$14.007	11/10/15	—		—	—	—
	10,500	[2]	5,250	[2]	—	$16.554	11/15/16	—		—	—	—
								7,500	[7]	$164,025	—	—
Richard L. Eberly	—		22,500	[3]	—	$2.090	9/30/11	—		—	—	—
	5,250	[2]	—		—	$7.280	12/7/14	—		—	—	—
	10,500	[2]	—		—	$14.007	11/10/15	—		—	—	—
	10,500	[2]	5,250	[2]	—	$16.554	11/15/16	—		—	—	—
	—		1,500	[6]	—	$19.710	8/4/20	—		—	—	—
								7,500	[7]	$164,025	—	—

[1]	Options vested on December 31, 2003.

[2]	Options vest in three equal annual installments beginning one year from public earnings release date for the fiscal year ending immediately following the grant date, indicating that performance targets were met, occurring approximately one year from date of grant. All such options reflected as unexercisable vest on November 14, 2010.

[3]	Options vest on October 1, 2010.

[4]	Options vest on January 22, 2011.

[5]	Options vest on January 22, 2013.

[6]	Options vest in four equal annual installments from the date of grant (i.e., vest 25% per year until fully vested on August 4, 2014.

[7]	Shares/units vest on November 12, 2013.
OPTION EXERCISES AND STOCK VESTED
During fiscal 2010, the NEOs exercised no options nor vested in any restricted stock previously granted.
NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth, for each of the NEOs, certain information concerning nonqualified deferred compensation for fiscal 2010.

Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	during FY	Withdrawals /	Balance at
Name	during FY 2010	during FY 2010	2010	Distributions	9/30/10

John A. Kraeutler	—	$24,731	$10,932	—	$216,452
Melissa A. Lueke	—	—	—	—	—
William J. Motto	—	—	—	—	—
Antonio A. Interno	—	—	—	—	—
Richard L. Eberly	—	—	—	—	—
Our 401(k) Savings Plan (“401(k) Plan”) allows all US employees of the Company as of the first day of their employment to set aside a portion of their compensation each year for their retirement needs up to the limits set by the Internal Revenue Code. The Company contributes a matching contribution of 100% of the first 3% of the employee’s contribution

(i.e., up to 3% of an employee’s salary) subject to Internal Revenue Code limitations. The Company may also contribute a profit-sharing contribution at its discretion. Employee contributions are 100% vested immediately, while Company contributions are subject to a graded vesting schedule of 20% per year for 5 years. Participants are entitled to direct the investment of their accounts among various mutual funds selected by the Company’s Fiduciary Committee. The Plan also provides that Company discretionary profit-sharing contributions may be invested in Company stock. Participants who terminate employment are entitled to receive the vested portion of their accounts.
Antonio A. Interno, Senior Vice President, President and Managing Director of our European operations, is a non-US employee. Mr. Interno receives a profit-sharing allocation that is commensurate with amounts received by Executive Officers who are US employees and participate in our 401(k) Plan. Mr. Interno also receives retirement contributions based on amounts contributed by Meridian Bioscience Europe srl pursuant to the Italian government pension system, INPS. The amount of such contribution was $16,031 for fiscal 2010.
A salary continuation agreement with John A. Kraeutler allows the Company to contribute amounts above the IRS limit. This agreement provides additional compensation after retirement or separation from the Company under certain circumstances and is funded by a life insurance policy with premiums paid by the Company.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
In the case of a disability, Meridian is obligated to pay Mr. William J. Motto 60% of his total annual salary and bonus for a period of up to 60 months. In the case of death, Meridian is obligated to pay to Mr. Motto’s designated beneficiaries up to $1 million. These benefits are to be reduced by the gross amount of any life insurance payments or disability insurance payments made to Mr. Motto, or his beneficiaries as the case may be, under any insurance policy or program maintained by Meridian, other than group term life insurance programs maintained for all employees.
Mr. Kraeutler and Meridian are parties to an employment agreement dated December 29, 2008, which sets forth compensation, non-competition, benefit and severance provisions and provides for a payment equal to three times Mr. Kraeutler’s base salary (plus any salary earned but not paid) and three-year average annual performance bonus if Mr. Kraeutler is terminated by Meridian without cause, Mr. Kraeutler terminates his employment for good reason or upon a change in control of Meridian. In the case of disability, Meridian is obligated to pay Mr. Kraeutler 100% of his base and performance compensation, averaged from the three preceding fiscal years, until age 65. This agreement was effective for a period of 36 months commencing December 29, 2008, automatically extending each day for additional 36-month periods until either party terminates the agreement. This agreement amended an earlier agreement, dated February 15, 2001, to comply with Section 409A and is similar in substance to the pre-existing agreement.

Had a change in control occurred on September 30, 2010, Mr. Kraeutler would have been entitled to the following under the agreement:

Salary	$1,502,464
Annual Performance Bonus	178,125

Total Payment	$1,680,589

DIRECTOR COMPENSATION
For fiscal 2010, non-employee Directors of Meridian received $30,000 per year for serving as Directors and as members of Committees of the Board. They also received $1,500 for each meeting of the Board and $1,000 for each Committee meeting attended. They received $750 for each Board meeting and $500 for each Committee meeting held by telephone. The Audit Committee Chairman receives an additional $8,000 annually and the Compensation Committee Chairman receives an additional $3,000 annually. The Board Secretary receives an additional $1,000 for serving at each meeting of a Committee of which he is not a member. In accordance with the terms and conditions set forth in the Company’s 2004 Equity Compensation Plan, each non-employee Director is also granted a non-qualified option to purchase 7,500 common shares at the time of election or re-election to the Board of Directors, with the exercise price being the closing sale price on Nasdaq reported on the date of grant. Directors who are employees of Meridian are not separately compensated for serving as Directors.
The following table provides information on compensation related to fiscal 2010 for non-employee Directors who served during fiscal 2010.

	Fees				Change in
	Earned				Pension Value
	or			Non-Equity	and Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)[1]	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

James M. Anderson	$43,250	—	$92,707	—	—	—	$135,957
James A. Buzard	$45,750	—	$54,417	—	—	—	$100,167
Gary P. Kreider	$46,000	—	$54,417	—	—	—	$100,417
David C. Phillips	$54,250	—	$54,417	—	—	—	$108,667
Robert J. Ready	$49,000	—	$54,417	—	—	—	$103,417

[1]	The amounts shown reflect the dollar amounts recognized for financial statement reporting purposes with respect to fiscal year 2010 in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 8(b) on page 62 to the Company’s Annual Report on Form 10-K filed November 29, 2010.

SHAREHOLDER PROPOSALS FOR NEXT YEAR
The deadline for shareholder proposals to be included in the proxy statement for next year’s meeting is August 10, 2011.
The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Meridian’s proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2012 Annual Shareholders’ Meeting, it must be received prior to October 25, 2011. If there is a change in the anticipated date of next year’s Annual Shareholders’ Meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 8-K and/or Form 10-Q filings.
Meridian’s Code of Regulations provides that only persons nominated by an officer, Director or in writing by a shareholder not earlier than 150 days nor later than 90 days prior to the meeting at which Directors are to be selected shall be eligible for election and that shareholder proposals be presented not earlier than 150 days nor later than 90 days prior to the meeting at which the proposals are to be presented.
QUESTIONS?
If you have questions or need more information about the annual meeting, write to:
Melissa A. Lueke
Executive Vice President, Chief Financial Officer and Secretary
Meridian Bioscience, Inc.
3471 River Hills Drive
Cincinnati, Ohio 45244
or call us at (513) 271-3700.
For information about your record holdings call the Computershare Shareholder Services at (888) 294-8217.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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MERIDIAN BIOSCIENCE, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Authority to elect as directors the six nominees listed below.	For	Against	Abstain

	Nominees: 1a. JAMES M. ANDERSON	☐	☐	☐
	1b. JOHN A. KRAEUTLER	☐	☐	☐
	1c. GARY P. KREIDER	☐	☐	☐
	1d. WILLIAM J. MOTTO	☐	☐	☐
	1e. DAVID C. PHILLIPS	☐	☐	☐
	1f. ROBERT J. READY	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

		For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon, indicating, where proper, official position or representative capacity. All joint holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M28083-P03361

Proxy - Meridian Bioscience, Inc.

This Proxy is submitted on behalf of the Board of
Directors.
The undersigned hereby appoints JOHN A. KRAEUTLER or MELISSA A. LUEKE, or either of them, proxies of the undersigned, each with the power of substitution, to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote on the matters specified on the reverse side and, in their discretion, with respect to such other business as may properly come before the Annual Meeting of Shareholders of Meridian Bioscience, Inc. to be held on January 20, 2011 at 2:00 p.m. Eastern Time at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, Ohio 45245 and any postponement or adjournment of such Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(This proxy is continued and is to be signed on the reverse side.)

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on January 20, 2011.

MERIDIAN BIOSCIENCE, INC.
MERIDIAN BIOSCIENCE, INC.
3471 RIVER HILLS DRIVE
CINCINNATI, OH 45244

Meeting Information
Meeting Type:     ANNUAL
For holders as of:   November 22, 2010
Date:   January 20, 2011   Time:   2:00 PM EST

Location:	Holiday Inn Eastgate 4501 Eastgate Boulevard Cincinnati, OH 45245
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

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NOTICE AND PROXY STATEMENT                            ANNUAL REPORT
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Voting Items

The Board of Directors recommends
you vote FOR the following proposals:

1.	Authority to elect as directors the six nominees listed below.

Nominees:

	1a.	JAMES M. ANDERSON

	1b.	JOHN A. KRAEUTLER

	1c.	GARY P. KREIDER

	1d.	WILLIAM J. MOTTO

	1e.	DAVID C. PHILLIPS

	1f.	ROBERT J. READY

2.	To ratify the appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal 2011.
NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.